UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________________________________________

SCHEDULE 14C INFORMATION

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Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☒	Definitive Information Statement

Getty Images Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________
(Name of Person(s) Filing Information Statement, if Other Than the Registrant)

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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT TO GETTY IMAGES STOCKHOLDERS — WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Getty Images Holdings, Inc. (the “Company”, “our” or “us”):

This notice of stockholder action by written consent (“Notice”) and the accompanying information statement (the “Information Statement”) is being furnished by the Board of Directors (the “Board”) of the Company to the holders of record at the close of business on February 27, 2026 (the “Record Date”) of the outstanding shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A common stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this Notice and the accompanying Information Statement is to inform the Company’s stockholders of an action taken by written consent of Getty Investments L.L.C., Mark Getty, The October 1993 Trust, The Options Settlement (collectively, the “Getty Family Stockholders”) and KED Icon Holdings, LLC (the “Koch Investor”).

On December 10, 2025, the Board approved the implementation of a stock option exchange program (the “Exchange Offer”) for certain outstanding stock options (“Options”), pursuant to which Eligible Optionholders will be provided the opportunity to make an election to surrender all or a portion of their underwater Options for cancellation in exchange for new Options (“New Options”) as described in the Information Statement. The Getty Family Stockholders and the Koch Investor executed and delivered to the Company a written consent in lieu of a meeting (the “written consent”) approving the Exchange Offer. The Getty Family Stockholders and the Koch Investor collectively own approximately 74% of the outstanding shares of Class A common stock, thereby constituting a majority of the outstanding shares of Class A common stock. As a result, no further action by any Company stockholder is required in connection with the approval by the Company’s stockholders of the Option Exchange.

The primary purpose of the Exchange Offer is to increase the retention and motivational value of the equity awards held by those eligible to participate in the Exchange Offer by providing such individuals the opportunity to exchange outstanding underwater Options for New Options. The Company expects to commence the Exchange Offer on or about March 2, 2026 by filing applicable tender offer documents with the Securities and Exchange Commission. The Exchange Offer will close, and any New Options will be granted on the 20th business day after the Exchange Offer’s commencement, unless the Exchange Offer is extended by the Company (and in any event, no earlier than 20 calendar days after the Company mails the Information Statement to stockholders).

This Notice and the accompanying Information Statement shall constitute notice, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware to the Company’s stockholders who have not consented in writing to the actions set forth in the written consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been February 27, 2026. You do not need to do anything in response to this Notice and the Information Statement.

The enclosed Information Statement provides a detailed description of the Exchange Offer and other related matters. We urge you to read the Information Statement, including any documents incorporated in the Information Statement by reference, and its annexes carefully and in their entirety.

By order of the Board of Directors,

Craig Peters
Chief Executive Officer and Director

New York, New York
March 2, 2026

i

GETTY IMAGES HOLDINGS, INC.

__________________________________________________________

INFORMATION STATEMENT

__________________________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
ABOUT THIS INFORMATION STATEMENT

This Information Statement advises stockholders of Getty Images Holdings, Inc. (the “Company”, “our” or “us”) of an action taken by written consent (the “Stockholder Written Consent”) of Getty Investments L.L.C., Mark Getty, The October 1993 Trust, The Options Settlement (collectively, the “Getty Family Stockholders”) and KED Icon Holdings, LLC (the “Koch Investor”). The Getty Family Stockholders and the Koch Investor collectively own approximately 74% of the total voting power of the outstanding capital stock of the Company entitled to vote as of February 27, 2026, the record date (the “Record Date”). No action is requested or required on your part.

This Information Statement is dated and is being mailed on or about March 2, 2026. You should not assume that the information contained in this Information Statement is accurate as of any other date, unless expressly provided. The Company’s principal executive offices are located at 605 5th Ave S. Suite 400, Seattle, WA 98104, and the Company’s telephone number is (206) 925-5000.

GENERAL OVERVIEW OF ACTION

On December 10, 2025, the Board approved a stock option exchange program (the “Exchange Offer”) pursuant to which Eligible Optionholders will be provided the opportunity to make an election to surrender all or a portion of their underwater stock options for cancellation in exchange for new options, as described below. The Exchange Offer was approved by the Getty Family Stockholders and the Koch Investor, who collectively own a majority of the total voting power of our outstanding capital stock entitled to vote as of the Record Date.

The Exchange Offer has not yet commenced, and there can be no assurance that it will commence. At the time the Exchange Offer begins, if at all, the Company will provide Eligible Optionholders with written materials explaining the precise terms and timing of the Exchange Offer. Persons who are eligible to participate in the Exchange Offer should read these written materials carefully when they become available because they will contain important information about the Exchange Offer. The Company will also file these written materials with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO, including the exhibits thereto (such written materials, the “Tender Documents”), upon commencement of the Exchange Offer. The Company’s stockholders and Eligible Optionholders will be able to obtain the Tender Documents and other documents filed by the Company with the SEC free of charge at www.sec.gov.

STOCK OPTION EXCHANGE PROGRAM

Overview

Currently, substantially all of our outstanding stock options (“Options”) granted under our 2022 Equity Incentive Plan (the “Equity Plan”) have exercise prices above the recent trading prices of our Class A Common Stock, par value $0.0001 per share (“Class A common stock”). We believe these Options no longer provide a meaningful compensatory opportunity to the holders of such Options and, accordingly, are no longer effective as incentives to retain and motivate our service providers. We believe that many option holders perceive these Options to have little or no value, therefore reducing the Options’ value as a means to align the incentives of our service providers with our stockholders. In addition, although these Options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled, they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the Options.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Exchange Offer is an important component in our efforts to achieve that goal. If consummated, we believe the Exchange Offer would enable us to:

•        have outstanding equity awards that provide a meaningful compensatory opportunity to the Eligible Optionholders;

•        motivate and engage the Eligible Optionholders to continue to build stockholder value; and

•        provide an increased level of retention of our Eligible Optionholders.

To implement the Exchange Offer, we expect to commence a tender offer (“Tender Offer”) to the Eligible Optionholders on the terms and subject to the conditions of a written offer set forth in the Tender Documents, by filing the Tender Documents with the SEC on or about March 2, 2026. Eligible Optionholders will be given at least 20 business days in which to accept the offer of the New Options in exchange for the surrender of their Eligible Options. The Company’s stockholders and Eligible Optionholders will be able to obtain the Tender Documents and other documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov. Stockholder approval of the Exchange Offer was required under the listing rules of the New York Stock Exchange (“NYSE”) and the terms of the Equity Plan.

Summary of Material Terms of Exchange Offer

Eligible Options; Eligible Optionholders

The Exchange Offer will be open to all Eligible Optionholders who hold Eligible Options.

•        “Eligible Options” means those Options to purchase Class A common stock granted under the Equity Plan held by Eligible Optionholders, whether vested or unvested, that: (i) have a per share exercise price that is equal to or higher than the closing price of a share of Class A common stock on the date of the closing of the Tender Offer and (ii) are outstanding and unexercised as of the start date of the Tender Offer and as of the closing of Tender Offer.

•        “Eligible Optionholders” means all employees or directors of the Company (and its affiliates and subsidiaries) who (i) are employees or directors of the Company (or its affiliates or subsidiaries) as of the date that the Exchange Offer commences and (ii) remain employees or directors of the Company (or its affiliates or subsidiaries) through the date that the Eligible Options are to be cancelled and the New Options are to be issued (the “New Option Grant Date”).

As of February 27, 2026, we estimate there are approximately 202 Eligible Optionholders and approximately 22.6 million Eligible Options. If an option holder is no longer a service provider of the Company or any of its affiliates for any reason on the New Option Grant Date, even if such option holder had elected to participate and had tendered the Eligible Options for exchange, such holder’s tender will automatically be deemed withdrawn and the holder will not participate in the Exchange Offer. Such option holder will retain such holder’s Options in accordance with their original terms and conditions, and the holder may generally exercise those Options during a limited period of time following termination of service in accordance with the Options’ terms and to the extent that the Options are vested.

Terms of the Exchange Offer

If the Exchange Offer is consummated, on the New Option Grant Date, Eligible Options that have been tendered will be exchanged for the grant of New Options. The terms of the “New Options” are as follows:

•        Number of Shares:    Eligible Options will be exchanged for New Options that will be exercisable for a lesser number of shares of Class A common stock, determined using an exchange ratio based on the fair value of the Eligible Options (calculated using a Black-Scholes valuation as determined by the Company), with the total number of shares of Class A common stock subject to the New Options rounded down to the next whole share. Exchange ratios will vary depending on the value of the Eligible Options, but are currently expected to range between 7.6-to-1 to 1.7-to-1.

•        Exercise Price.    With respect to Eligible Options with an exercise price up to $3.99, the corresponding New Options will have an exercise price equal to the closing price of a share of Class A common stock on the NYSE on the New Option Grant Date (i.e., the date the New Options are granted), which will occur on the same day that the Tender Offer expires. With respect to Eligible Options with an exercise price greater than or equal to $4.00, the corresponding New Options will have an exercise price equal to half of the exercise price of the Eligible Options, but in no event will such New Options have an exercise price that is less than the fair market value of a share of Class A common stock on the New Option Grant Date.

•        Vesting.    Each New Option will have the same vesting schedule as the corresponding Eligible Option; and

•        Expiration Date.    Each New Option will have a 10-year expiration date from the New Option Grant Date.

•        Other Terms and Conditions of the New Options.    The other terms and conditions of the New Options will be set forth in an award agreement based on the forms of award agreements previously approved by the Board (or the Compensation Committee of the Board) that are applicable to current Company stock options. The New Options will be granted under the Equity Plan.

Election to Participate

Participation in the Exchange Offer will be voluntary. Under the terms of the Exchange Offer, Eligible Optionholders will be permitted to elect which of their Eligible Options they wish to exchange for New Options on a grant-by-grant basis. Our executive officers and non-employee directors will be eligible to participate in the Exchange Offer.

Accounting Treatment

Under FASB ASC Topic 718 — Stock Compensation, the exchange of options under the Exchange Offer is not expected to be treated as a modification of the existing options for accounting purposes, as the exchange ratios used to determine the number of New Options to be granted will be calculated to result in the fair value of surrendered Eligible Options being approximately equal to the fair value of the New Options replacing them. Accordingly, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the Exchange Offer, and will recognize the unamortized compensation cost of the surrendered Eligible Options ratably over the remaining vesting period.

U.S. Federal Income Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. A more detailed summary of the applicable tax considerations to participating individuals will be provided in the Tender Documents. We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange and neither we nor any participant in the Exchange Offer should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options. However, the tax consequences of the Exchange Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

Eligible Options Surrendered

Consistent with the terms of the Equity Plan, shares subject to Eligible Options that are cancelled in the Exchange Offer will be added back to the pool of shares available for grant under the Equity Plan and may be subsequently regranted, including as New Options.

Effect on Stockholders

The Exchange Offer was designed to provide renewed incentives and motivate the Eligible Optionholders to continue to create stockholder value. We are unable to predict the precise impact of the Exchange Offer on our stockholders because we are not able to predict which Eligible Optionholders will participate.

New Plan Benefits

The choice whether to participate in the Exchange Offer is at the sole discretion of each Eligible Optionholder. The number of Eligible Optionholders that may choose to participate in the Exchange Offer and the value of the New Options that may be granted is not currently determinable. If our executive officers and non-employee directors elect to participate in the Exchange Offer, the number of New Options that may be received through the Exchange Offer is described in “Interest of Certain Persons in Matters to Be Acted Upon” below. Based on terms of the Exchange Offer described above, if all Eligible Options are exchanged, options to purchase approximately 22.6 million shares of our Common Stock will be surrendered and cancelled and New Options to purchase 7.5 million shares of our Common Stock will be granted and 15.1 million shares of our Common Stock will remain eligible for future grant under the Equity Plan.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Because the decision whether to participate in the Exchange Offer is completely voluntary, and because the stock price at the expiration of the Tender Offer cannot be ascertained at this time, we are not able to predict who will elect to participate in the Exchange Offer, how many Eligible Options any particular group of individuals will elect to exchange, nor the number or value of New Options that we may grant. However, for purposes of illustration only, the following table sets forth certain information as of February 27, 2026, about the outstanding Options granted under the Equity Plan held by each current executive officer and non-employee director of the Company who is eligible to participate in the Exchange Offer and assumes they exchange all Eligible Options and (ii) the price used in the exchange is $1.32, which was the closing price of our Common Stock on February 2, 2026.

Name	Eligible Options (#)	New Options (#)
Executive Officers
Craig Peters	6,134,862	1,945,468
Mikael Cho	—	—
Grant Farhall	897,439	412,990
Gene Foca	1,918,570	597,087
Nathaniel Gandert	2,350,732	826,685
Chris Hoel	10,554	1,398
Jerry Jenkins	—	—
Kjelti Kellough	727,160	236,898
Jennifer Leyden	392,116	200,663
Ken Mainardis	1,298,431	457,514
Peter Orlowsky	605,220	204,776
Michael Teaster	804,259	84,343
Daine March Weston	142,116	49,949
Non-Employee Directors
Mark Getty	—	—
Tracy Knox	—	—
Patrick Maxwell	—	—
Hilary Schneider	213,175	110,547
Brett Watson	—	—
Chinh Chu	—	—
Michael Harris	—	—
James Quella	—	—
Jeffrey Titterton	—	—

EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act, and a “smaller reporting company,” as defined under the Securities Act. As an emerging growth company and smaller reporting company, we have opted to comply with the executive compensation rules applicable to smaller reporting companies, which require compensation disclosure for our principal executive officer and our next two most highly compensated executive officers (other than our principal executive officer) as of the end of the last completed fiscal year (collectively, the “Named Executive Officers” or “NEOs”). Also, as an emerging growth company and smaller reporting company, we are not required to include, and have not included, a Compensation Discussion and Analysis and certain of the other compensation tables required by Item 402 of Regulation S-K. Further, as an emerging growth company and smaller reporting company, we are exempt from certain other requirements related to executive compensation, including the requirement to hold advisory votes on the compensation of our Named Executive Officers, the requirement to disclose a CEO pay ratio and the requirement to disclose “pay versus performance” information, as applicable.

The following executives were our Named Executive Officers as of December 31, 2025:

•        Craig Peters, our Chief Executive Officer (“CEO”);

•        Nathaniel Gandert, our Senior Vice President and Chief Technology Officer; and

•        Gene Foca, our Senior Vice President and Chief Marketing and Revenue Officer.

To achieve our compensation objectives, we historically have provided our executives with a compensation package consisting of the following elements:

Compensation Element	Compensation Purpose
Base Salary

Provide a fixed level of cash compensation to attract, retain and reward talented and skilled executives that is competitive for such individuals specific to scope and impact of their job responsibilities and our industry

Annual Cash Bonus (“Non-Sales Bonus Plan”)	Incentivize and reward our executives for annual contributions to our performance by tying to both corporate and individual performance metrics
Long-Term Incentive Compensation	Promote an ownership culture and the maximization of long-term stockholder value by aligning the interests of our executives and stockholders

2025 Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2025 and December 31, 2024.

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Craig Peters,	2025	979,483	—	1,315,500	—	1,475,475	23,037	3,793,495
Chief Executive Officer and Director	2024	887,817	—	2,751,673	—	1,159,791	22,375	4,821,656
Nathaniel Gandert,	2025	567,708	—	371,917	—	355,522	16,367	1,311,514
Senior Vice President and Chief Technology Officer	2024	545,625	—	909,516	—	275,000	16,061	1,746,202
Gene Foca,	2025	535,625	—	371,917	—	268,151	18,571	1,194,264
Senior Vice President and Chief Marketing and Revenue Officer	2024	522,083	—	926,485	—	250,000	18,601	1,717,169

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(1)      Reflects base salary actually paid in 2025 and 2024. See “— Base Salary” below for more information.

(2)      Amounts represent the grant date fair value of the stock and option awards granted to our Named Executive Officers, as computed in accordance with FASB ASC Topic 718, excluding estimated forfeitures. The fair value of each RSU award was based on the closing price of the Company’s common stock on the grant date. For these awards, the Company used the straight-line attribution method over the applicable vesting period. No stock options were granted to the named executive officer during the year. For 2025 and 2024, the amounts reported in the “Stock Awards” column include grant date fair values of the PSUs of $1,225,000, $326,667 and $326,667 granted to Messrs. Peters, Gandert and Foca, respectively. These amounts represent the third and second annual tranches, respectively, equal to one-third of the units subject to an award with a three-year performance period. The performance metrics for each tranche are selected and approved annually. Consequently, in accordance with FASB ASC Topic 718, only the third and second tranches, for which the performance metrics were approved for 2025 and 2024, respectively, are considered granted in 2025 and 2024 and reported in the table. The full intended target value of the PSUs is $3,675,000, $980,000 and $980,000 for Messrs. Peters, Gandert and Foca, respectively.

(3)      Amounts represent non-equity incentive plan compensation earned in 2025 and paid in 2024 to each Named Executive Officer pursuant to the Non-Sales Bonus Plan. See “— Annual Cash Bonus Plan” below for more information.

(4)      Amounts for 2025 represent reportable income on our split-benefit life insurance policies ($4,424, $1,790 and $2,923 for Messrs. Peters, Gandert and Foca, respectively) and a tax gross up for such income ($4,613, $577 and $1,648 for Messrs. Peters, Gandert and Foca, respectively), and employer matching contributions under our Section 401(k) profit sharing plan ($14,000 each for Messrs. Peters, Gandert and Foca).

(5)      Amounts for 2024 represent reportable income on our split-benefit life insurance policies ($4,198, $1,711 and $3,070 for Messrs. Peters, Gandert and Foca, respectively) and a tax gross up for such income ($4,377, $550 and $1,731 for Messrs. Peters, Gandert and Foca, respectively), and employer matching contributions under our Section 401(k) profit sharing plan ($13,800 each for Messrs. Peters, Gandert and Foca).

Narrative Disclosure to 2025 Summary Compensation Table

For 2025, the compensation program for our Named Executive Officers consisted of base salary, a cash bonus opportunity under our Annual Cash Bonus Plan, and long-term incentive compensation in the form of equity awards. In addition, our Named Executive Officers were covered by Company-sponsored executive life and disability benefits and were eligible to participate in any employee benefit programs generally available to all our employees.

Base Salary

Base salary is set at a level that reflects the remit, scope, and impact of the role and is commensurate with our Named Executive Officer’s contributions, prior experience, and sustained performance. Initial base salaries are established through arm’s-length negotiation at the time the individual Named Executive Officer is hired, taking into consideration any relevant factors as well as experience and an analysis of competitive market data. Thereafter, our Compensation Committee has generally reviewed, and adjusted as necessary, base salaries for each of our Named Executive Officers, at a minimum annually and whenever there is a change in the scope of the Named Executive Officer’s role. In setting base salary levels for 2025, our Compensation Committee considered a range of factors, including:

•        the individual’s anticipated responsibilities and experience;

•        the collective experience and knowledge in compensating similarly situated individuals at other companies, including those in our selected peer group, informed by the Radford Global Technology and Radford Global Sales compensation surveys; and

•        the value of the Named Executive Officer’s existing equity awards.

Non-Sales Bonus Plan (“Annual Cash Bonus Plan”)

We maintain the Annual Cash Bonus plan for our non-sales employees, including our Named Executive Officers. Like our other non-sales employees, in 2025, our Named Executive Officers received a target bonus opportunity reflected as a percentage of their base salaries, as applicable. Typically, their actual annual cash bonus payment is based on individual performance, provided the Company meets its performance measure target.

For 2025, the Annual Cash Bonus Plan was approved by our Compensation Committee on February 4, 2025. For purposes of the 2025 Annual Cash Bonus Plan, our Compensation Committee selected revenue and pre-bonus Adjusted EBITDA-Capex as the Company performance measures. Further, the CEO evaluated the individual performance of each other Named Executive Officer, taking into consideration such executive’s achievement of the objectives and key performance indicators for his role, an evaluation of his performance as measured against Getty Images’ Leadership Principles, and his contribution to the overall success of Getty Images. In the case of our CEO, his individual performance was evaluated by our Board of Directors.

Our Compensation Committee evaluated the Company’s performance against the company performance component and each individual NEO’s performance against his individual performance component following the end of the year and exercised its discretion to determine the amount to be paid based on the level of achievement of the company performance component and the amount to be paid based on our NEOs’ individual performance and approved the amount of each NEO’s annual bonus as set forth in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table above. The CEO’s amount was also approved by our Board of Directors.

Long-Term Incentive Compensation

In 2022, our Board of Directors adopted, and our then stockholder approved, the Getty Images Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), the Getty Images Holdings, Inc. 2022 Earn Out Plan (the “Earn Out Plan”) and the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP” and together with the 2022 Plan and the Earnout Plan, the “Equity Incentive Plans”). The purpose of the Equity Incentive Plans is to align the interests of eligible participants with our stockholders by providing long-term incentive compensation opportunities in the form of time-based equity awards and/or equity awards tied to the Company’s performance based on relevant Company metrics. The intent of the Equity Incentive Plans is to advance the Company’s interests and increase stockholder value by attracting, retaining and motivating key personnel.

The 2012 Equity Incentive Plan of the Partnership and the Legacy Getty 2012 Plan (the “2012 Equity Plans”) were adopted on October 18, 2012, as amended from time to time (including most recently on September 1, 2021).

Although the 2012 Equity Plans were terminated in connection with the Business Combination, they will continue to govern the terms and conditions of any outstanding awards previously granted thereunder. See “— Securities Authorized for Issuance Under Equity Compensation Plans” below.

In 2025, our Compensation Committee determined to grant our Named Executive Officers both RSUs and PSUs. Please see the “— Outstanding Equity Awards at 2025 Fiscal Year-End” table and “— Potential Payments Upon Termination or Change in Control” below for a description of the vesting, termination of employment and change in control treatment of the awards granted in 2025.

Timing of Stock Option and other Equity Award Grants

Although we do not have a formal policy regarding the timing of stock option grants to our NEOs, we do not grant stock options or any other form of equity compensation in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on stock option or other equity award grant dates for the purpose of affecting the value of any NEO award. During our 2025 fiscal year, none of our NEOs were granted any options to purchase shares of our Class A common stock.

Section 401(k) Plan

We sponsor a tax-qualified Section 401(k) profit-sharing plan (the “401(k) Plan”) for all U.S. employees, including our Named Executive Officers. Our full-time U.S. employees are eligible to participate in the 401(k) Plan and may contribute up to a specified percentage of their base salary to the 401(k) Plan. We make “safe harbor” matching contributions to the 401(k) Plan on behalf of eligible U.S. employees who are eligible to participate in the 401(k) Plan. We match 4% of a participant’s base salary deferrals. The total matching contribution does not exceed the match allocated based on IRS annual compensation limits.

Pension Benefits and Nonqualified Deferred Compensation

None of our Named Executive Officers participated in any defined benefit pension plans in 2025.

None of our Named Executive Officers participated in any non-qualified deferred compensation plans, supplemental executive retirement plans, or any other unfunded retirement arrangements in 2025.

Other Benefits and Perquisites

We offer health and welfare benefits to our Named Executive Officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-term and long-term disability insurance; a health savings account and flexible spending accounts. Additionally, some executives, including our Named Executive Officers, may receive transit subsidies and are eligible for our split-benefit life insurance policies and executive disability insurance.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him more efficient and effective and for recruitment and retention purposes. During 2025, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, equal to $10,000 or more for any individual.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers that generally set forth the terms and conditions of their employment, including base salary, target annual cash bonus opportunities, the opportunity to participate in our equity incentive plans and standard employee benefit plan participation. In addition, the Named Executive Officer employment agreements also contain provisions for certain payments and benefits in connection with certain terminations of employment, including a termination of employment in connection with a change in control of Getty Images as described further in “— Potential Payments upon Termination or Change in Control” below.

Mr. Peters

We entered into an amended and restated employment agreement with Mr. Peters as of July 1, 2015, providing that commencing on December 31, 2017, and on each annual anniversary thereafter, the employment term would be automatically extended for an additional one-year term unless we or Mr. Peters provide three months’ notice not to renew the employment agreement term. Subsequently, the employment agreement was amended on January 27, 2017 (to adjust the target annual cash bonus percentage), on November 3, 2017 (to extend its term until December 31, 2020, subject to automatic one-year extensions unless either party provided three months’ notice of non-renewal), and on January 1, 2019 (to elevate Mr. Peters to the position of Chief Executive Officer, adjust his base salary, and to extend its term until December 31, 2021, subject to automatic one-year renewals unless either party provides three months’ notice of non-renewal). On April 1, 2020, we amended Mr. Peters’ employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020 we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments. Effective January 1, 2024, we amended Mr. Peters’ employment agreement to reduce his base salary and make other corresponding adjustments, and, effective January 1, 2025, we amended Mr. Peters’ employment agreement to re-instate his base salary and make other corresponding adjustments.

Additionally, his employment agreement sets forth his duties as well as his annual base salary (which as of December 31, 2025 is $983,650 and subject to annual review by our Board of Directors), a target annual cash bonus award opportunity in an amount equal to a percentage of his annual base salary (currently 75%), the opportunity to participate in our equity incentive plan, and participation in our employee benefit plans on a no less favorable basis as those benefits are generally made available to the other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Peters’ employment, as further described in “— Potential Payments upon Termination or Change in Control” below.

Mr. Gandert

We entered into an employment agreement with Mr. Gandert as of June 1, 2016, providing that commencing on December 31, 2019, and on each annual anniversary thereafter, the employment term would be automatically extended for an additional one-year term unless we or Mr. Gandert provide three months’ notice not to renew the employment agreement term. On April 1, 2020, we amended Mr. Gandert’s employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020, we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments.

The employment agreement sets forth Mr. Gandert’s position as Chief Technology Officer and duties as well as his annual base salary (which as of December 31, 2025 is $575,000 and subject to annual review by our Compensation Committee and Board of Directors), a target annual cash bonus award opportunity in an amount equal to a percentage of Mr. Gandert’s annual base salary (currently 50%), the opportunity to participate in our equity incentive plans and participation in our employee benefit plans that are no less favorable than those generally made available to other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Gandert’s employment, as further described in “— Potential Payments upon Termination or Change in Control” below.

Mr. Foca

We entered into an employment agreement with Mr. Foca as of January 3, 2017, providing that commencing on December 31, 2019, and on each annual anniversary thereafter, the employment term would be automatically extended for an additional one-year term unless we or Mr. Foca provide three months’ written notice not to renew the employment agreement term. On April 1, 2020, we amended Mr. Foca’s employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020, we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments. On May 1, 2023, we amended Mr. Foca’s employment agreement to reflect his new title.

The employment agreement sets forth Mr. Foca’s position as Senior Vice President, Chief Marketing and Revenue Officer and duties as well as his annual base salary (which as of December 31, 2025 is $540,000 and subject to annual review by our Compensation Committee and Board of Directors), a target annual cash bonus award opportunity in an amount equal to a percentage of Mr. Foca’s annual base salary (currently 50%), the opportunity to participate in our equity incentive plans and participation in our employee benefit plans that are no less favorable than those generally made available to other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Foca’s employment, as further described in “— Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at 2025 Fiscal Year-End Table

The following table presents information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2025:

Named Executive Officer	Grant Date	Number of securities underlying unexercised options (#) (Exercisable)		Number of securities underlying unexercised options (#) (Unexercisable)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(5)	Equity Incentive Plan Awards: Number of unearned shares, units, or other rights that have not vested (#)(6)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units, or other rights that have not vested ($)(5)(6)
Craig Peters,	2/26/2017	71,869	(1)	—	3.13	2/25/2027	—		—	—	—
Chief Executive Officer	2/26/2017	127,420	(1)	—	3.13	2/25/2027	—		—	—	—
	2/26/2017	172,264	(1)	—	3.13	2/25/2027	—		—	—	—
	3/1/2017	1,565,691	(1)	—	3.13	2/28/2027	—		—	—	—
	4/10/2019	1,758,203	(1)	—	2.74	4/9/2029	—		—	—	—
	4/10/2019	939,415	(1)	—	2.74	4/9/2029	—		—	—	—
	3/16/2023	458,750	(2)	41,250	6.00	3/15/2033	61,875	(2)	82,913	—	—
	3/16/2023	458,750	(2)	41,250	8.00	3/15/2033	—		—	—	—
	3/16/2023	458,750	(2)	41,250	10.00	3/15/2033	—		—	—	—
	7/11/2024	—		—	—	—	66,500	(3)	89,110	66,500	89,110
	5/29/2025	—		—	—	—	50,000	(4)	67,000	50,000	67,000
Nathaniel Gandert,	2/26/2017	13,996	(1)	—	3.13	2/25/2027	—		—	—	—
Senior Vice President and Chief Technology Officer	2/26/2017	29,535	(1)	—	3.13	2/25/2027	—		—	—	—
	2/26/2017	39,938	(1)	—	3.13	2/25/2027	—		—	—	—
	3/1/2017	488,216	(1)	—	3.13	2/28/2027	—		—	—	—
	4/10/2019	986,117	(1)	—	2.74	4/9/2029	—		—	—	—
	4/10/2019	292,930	(1)	—	2.74	4/9/2029	—		—	—	—
	3/16/2023	458,750	(2)	41,250	4.90	3/15/2033	16,500	(2)	22,110	—	—
	7/11/2024	—		—	—	—	33,250	(3)	44,555	33,250	44,555
	5/29/2025	—		—	—	—	25,000	(4)	33,500	25,000	33,500
Gene Foca,	3/1/2017	639,523	(1)	—	3.13	2/28/2027	—		—	—	—
Senior Vice President and Chief Marketing and Revenue Officer	4/10/2019	1,029,047	(1)	—	2.74	4/9/2029	—		—	—	—
	3/16/2023	229,375	(2)	20,625	4.90	3/15/2033	16,500	(2)	22,110	—	—
	7/11/2024	—		—	—	—	33,250	(3)	44,555	33,250	44,555
	5/29/2025	—		—	—	—	25,000	(4)	33,500	25,000	33,500

____________

(1)      The stock option awards vest over four years, with 25% of the total number of shares subject to the option vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in equal quarterly installments thereafter. In addition, the stock option will fully vest and become fully exercisable upon a Change in Control (as defined in the option agreement) of Getty Images subject to the understanding that the Business Combination did not constitute a change in control for purposes of the option agreement.

(2)      One third of the stock option awards and RSUs vested on March 20, 2024, with the remaining vesting in substantially equal quarterly installments for the following two years.

(3)      RSUs vest in four quarterly installments starting March 2026.

(4)      RSUs vest in four quarterly installments starting March 2027.

(5)      Amounts are represented at a market value based upon the closing price of the Company’s Class A common stock on December 31, 2025, of $1.34 per share.

(6)      The PSUs from the annual equity awards granted in fiscal years 2024 and 2025 for which the performance criteria have not been established as of December 31, 2025, have been treated as outstanding at target for purposes of this table but are not yet treated as granted under ASC Topic 718.

Potential Payments Upon Termination or Change in Control

Each of the Named Executive Officer’s employment agreements provides for severance payments and benefits upon certain terminations of employment with Getty Images and its affiliates, as described further below. Each Named Executive Officer’s rights with respect to his equity participation in Getty Images or its affiliates is governed by the applicable equity documents (as defined in the respective employment agreement) and the Named Executive Officer’s rights with respect to employee benefits will be governed by the documents governing such employee benefits.

As provided in the applicable employment agreement, upon the termination of a Named Executive Officer’s employment term and his employment by us for “cause” or due to his resignation without “good reason” (as each such term is defined in his respective employment agreement), the Named Executive Officer will be entitled to receive his base salary through the date of termination, any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year, reimbursement for any unreimbursed business expenses that have been properly incurred by him prior to the termination date and that are or have been submitted in accordance with the applicable Getty Images policy, and such employees benefits (as defined in his employment agreement), if any, that the Named Executive Officer may be entitled under our employee benefit plans, which will not include payment for any unused vacation or paid time off, as applicable, unless required by applicable law (all of the amounts described in this sentence are referred to the “Accrued Rights”).

Upon the termination of a Named Executive Officer’s employment term and his employment due to the Named Executive Officer’s “death” or “disability” (as each such term is defined in his respective employment agreement), the Named Executive Officer will be entitled to receive the Accrued Rights and his estate will benefit from a term life insurance policy provided by Getty Images and intended to provide a payment of a death benefit equal to the “base severance” (as defined below).

In the event that a Named Executive Officer’s employment term and his employment is terminated by Getty Images without “cause” or by the Named Executive Officer for “good reason” (as each such term is defined in his respective employment agreement), the Named Executive Officer will be entitled to receive, in addition to the Accrued Rights, and subject to his execution and non-revocation of a release of claims in a form acceptable to Getty Images as provided in his employment agreement and continued compliance with the restrictive covenants set forth in his employment agreement:

•        payments totaling in the aggregate (i) the sum of (x) 150% (200% in the case of Mr. Peters) of the Named Executive Officer’s base salary and (y) 150% (200% in the case of Mr. Peters) of the Named Executive Officer’s target annual cash bonus opportunity in respect of the fiscal year that the termination date occurs or (ii) in the case of Mr. Peters, his base salary and target annual cash bonus opportunity for the period from the termination date through the last day of the employment term, if greater than such amount in (i), in each case, payable over a 18-month (24-month in the case of Mr. Peters) period (such amounts, the “Base Severance”); and

•        continued coverage under our group health and welfare plans for a period until the later of 18 months (24 months in the case of Mr. Peters) following the termination date on the same basis (including payment of monthly premiums) as provided by us to senior-level executives (or, a monthly payment in an amount equal to our cost of providing such benefit if this benefit would trigger adverse tax consequences), which will be discontinued if the Named Executive Officer becomes eligible for similar benefits from a successor employer (the “Continued Health Benefits”).

In the event that a Named Executive Officer elects not to extend the employment term of his employment agreement, unless terminated earlier, he will be entitled to receive the Accrued Rights. In the event we elect not to extend the employment term of a Named Executive Officer’s employment agreement, unless terminated earlier, he will be entitled to receive the Accrued Rights and, subject to the Named Executive Officer’s execution and non-revocation of a release of claims in a form acceptable to us as provided in the employment agreement, the Continued Health Benefits and equal payments totaling in the aggregate the base severance payable over an 18-month (24-month in the case of Mr. Peters) period.

Non-Employee Director Compensation

In 2025, four of our non-employee directors received compensation (cash retainers, equity awards, fees or other compensation) for service on our Board of Directors. Our Board of Directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.

On February 27, 2023, our Board of Directors adopted our Non-Employee Directors Annual Compensation Program designed to align compensation with business objectives and the creation of stockholder value, while enabling Getty Images to attract, retain, incentivize and reward directors who contribute to the long-term success of the Company. Pursuant to this policy, each member of our Board of Directors who is not our employee nor Mark Getty, Chinh Chu, Patrick Maxwell, Brett Watson, or Michael Harris, is eligible to receive the following compensation for his or her service as a member of our Board of Directors:

•        Cash Fees.    Commencing on July 22, 2022, an annual cash retainer of $40,000 per year. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive cash retainers in the amount of $20,000, $15,000, and $10,000, respectively, for his or her respective committee service as a chair. Members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive cash retainers in the amount of $10,000, $7,500, and $5,000 respectively. All cash fees shall be pro-rated for the director’s time served on our Board of Directors; and

•        Equity.    Eligible directors will receive a grant of restricted stock units (“RSUs”) equal to the grant value of $390,000 at the time of grant, with a four-year vesting period, subject to the director’s continued service on our Board of Directors. For the initial grant, 25% of the RSUs vest on the first anniversary of the date of grant, and the remaining 75% vest in equal quarterly installments thereafter. Directors will receive a new grant every four years. Directors with existing stock options were not issued a new grant at the time of the approval of the program.

Our policy is to reimburse our non-employee directors for reasonable out of pocket expenses incurred that are integrally related to service as a member of our Board of Directors, including travel and lodging expenses related to attendance at meetings or performing other services in their capacities as directors.

The following table sets forth information regarding the compensation earned by or paid to the non-employee members of our Board of Directors during the year ended December 31, 2025.

2025 Director Compensation Table

Name	Total Fees earned or paid in cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Chinh Chu	—	—	—	—
Mark Getty	—	—	—	—
Michael Harris	—	—	—	—
Tracy Knox	60,000		—	60,000
Patrick Maxwell	—	—	—	—
James Quella	50,000	—	—	50,000
Hilary Schneider	57,500	—	—	57,500
Jeffrey Titterton	40,000	—	—	40,000
Brett Watson	—	—	—	—

The following table presents the number of outstanding and unexercised stock option awards and the number of outstanding RSUs held by each of the non-employee directors as of December 31, 2025.

Name	Number of Shares Subject to Outstanding Options (#)	Number of RSUs (#)
Tracy Knox	—	66,418
James Quella	—	19,043
Hilary Schneider	213,175	—
Jeffrey Titterton	—	19,043

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our shares of Class A common stock that may be issued upon the exercise of options and RSUs under all of our existing equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted- average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (#) (c)
Equity compensation plans approved by security holders:
2022 Equity Incentive Plan	34,534,945	(1)	3.50	(2)	2,005,612
2022 Employee Share Purchase Plan	—		—		1,859,346
2022 Earn Out Plan	—		—		20,856
Equity compensation plans not approved by security holders(3)	N/A		N/A		N/A
Total

____________

(1)      Represents shares subject to outstanding awards granted, of which (i) 9,956,479 shares of Class A common stock are subject to outstanding RSUs and (ii) 24,578,466 shares of Class A common stock are subject to outstanding stock options.

(2)      The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted shares or RSUs, which have no exercise price.

(3)      As of December 31, 2025, there were no equity compensation plans not approved by security holders under which equity securities of the Company were authorized for issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 27, 2026, the number of shares of our Class A common stock beneficially owned by each director, NEO, all directors and executive officers as a group, and each person or entity we know to be the beneficial owner of more than 5% of our Class A common stock.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of Class A common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of the date of this table. Shares of Class A common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. Except as otherwise indicated, all share ownership is as of February 27, 2026 and the percentage of beneficial ownership is based on 417,214,604 shares of Class A common stock outstanding. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock beneficially owned by them.

The business address of each beneficial owner is c/o Getty Images Holdings, Inc., 605 5th Ave. S. Suite 400, Seattle, WA 98104, unless otherwise indicated below.

Name of Beneficial Owners	Number of Shares of Class A Common Stock (#)	Percentage
Directors and Named Executive Officers
Mark Getty(1)	13,347,502	3.2%
Tracy Knox(2)	46,492	*	%
Patrick Maxwell	—	*	%
Hilary Schneider(3)	262,724	*	%
Craig Peters(4)	7,500,425	1.8%
Brett Watson	—	*	%
Chinh Chu(5)	17,646,607	4.2%
Michael Harris	—	*	%
James Quella(6)	1,237,912	*	%
Jeffrey Titterton(7)	61,889	*	%
Gene Foca(8)	2,410,855	*	%
Nate Gandert(9)	2,914,408	*	%
All directors and executive officers as a group (22 total)	52,204,044	12.5%
Five Percent Holders of the Company
The Getty Family Stockholders(10)	191,374,006	45.9%
KED Icon Holdings, LLC(11)	115,259,246	27.6%

____________

*        Less than 1%

(1)      Interests shown consist of (i) 7,794,004 shares of Class A common stock held by Mark Getty and (ii) (a) 5,089,413 shares of Class A common stock to be held by The October 1993 Trust and (b) 464,085 shares of Class A common stock held by The Options Settlement, which shares Mr. Getty may be deemed to beneficially own by virtue of his indirect ownership in such entities. Mr. Getty is one of three directors of Getty Investments and therefore he may be deemed to share voting and investment power over the shares held by Getty Investments. The shares of Getty Images common stock held by The October 1993 Trust are pledged to the Cheyne Walk Trust (see footnote 10 below) in respect of a guarantee it provides against certain credit facilities.

(2)      Interests shown consist of 39,850 shares of Class A common stock and 6,642 shares of Class A common stock issuable upon the vesting and settlement of RSUs.

(3)      Interests shown consist of 49,549 shares of Class A common stock and 213,175 shares of Class A common stock issuable upon exercise of vested options.

(4)      Interests shown consist of (i) 1,037,063 shares of Class A common stock, (ii) 328,500 shares of Class A common stock issuable upon the vesting and settlement of RSUs, and (iii) 6,134,862 shares of Class A common stock issuable upon exercise of vested options.

(5)      The interests shown consist of (i) 5,762,560 shares of Class A common stock held by CC NB Sponsor 2 Holdings LLC, (ii) 9,706,670 shares of Class A common stock held by CC Capital SP, LP and (iii) 2,177,377 shares of Class A common stock held by CC NBOKS Holdings LLC. Mr. Chu is deemed to be the beneficial owner of such shares due to his control of these entities.

(6)      Interests shown consist of (i) 97,128 shares of Class A Common Stock, (ii) 4,761 shares of Class A common stock issuable upon vesting and settlement of RSUs, (iii) 946,686 shares held by the James A Quella Revocable Trust of which Mr. Quella is a trustee, and (iv) 189,337 shares held by the James A Quella 2005 Family Trust (“2005 Family Trust”). Mr. Quella’s spouse serves as one of two trustees of the 2005 Family Trust, which owns 189,337 Class A Common Shares and are included in the interests shown. Mr. Quella is neither a trustee nor a beneficiary of the 2005 Family Trust and has no direct or indirect control over such Class A common shares however such shares have been included for purposes of Rule 13d-3 under the Exchange Act and beneficial ownership of same for any other purpose is expressly disclaimed by Mr. Quella.

(7)      Interests shown consist of 57,128 shares of Class A common stock and 4,761 shares of Class A common stock issuable upon the vesting and settlement of RSUs.

(8)      Interests shown consist of (i) 400,806 shares of Class A common stock, (ii) 91,479 shares of Class A common stock issuable upon the vesting and settlement of RSUs, (iii) and 1,918,570 shares of Class A common stock issuable upon exercise of vested options.

(9)      Interests shown consist of (i) 472,197 shares of Class A common stock, (ii) 91,479 shares of Class A common stock issuable upon the vesting and settlement of RSUs, and (iii) 2,350,732 shares of Class A common stock issuable upon exercise of vested options.

(10)    Interests shown consist of (i) 178,026,504 shares of Class A common stock held by Getty Investments, (ii) 5,089,413 shares of Class A common stock held by The October 1993 Trust, (iii) 464,085 shares of Class A common stock held by The Options Settlement, and (iv) 7,794,004 shares of Class A common stock held by Mark Getty (Getty Investments, The October 1993 Trust, The Options Settlement and Mr. Getty, collectively, the “Getty Family Stockholders”). The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments, and the Cheyne Walk Trust may be deemed to have indirect beneficial ownership of Getty Investments’ 178,026,504 shares of Class A common stock. According to a Schedule 13D filed with the SEC on January 8, 2025, the business address of Getty Investments, the Cheyne Walk Trust and Cheyne Walk Master Fund 2 LP is 5390 Kietzke Lane, Suite 202, Reno, Nevada 89511.

(11)    Interests shown consist of 115,259,246 shares of Class A Common Stock held by Wood River Capital, LLC as the nominee of KED Icon Holdings, LLC (“KED Icon”). According to a Schedule 13D filed with the SEC on January 2, 2026 and Form 3 filed with the SEC on January 2, 2026, KED Icon is beneficially owned by KED Holdings, LP (“KED Holdings”), KED Holdings is beneficially owned by Koch Equity Development LLC (“Koch Equity”) (and controlled by KED GP, LLC (“KED GP”), which is also beneficially owned by Koch Equity), Koch Equity is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC (“KIGH”), KIGH is beneficially owned by Koch Companies, LLC (“KCLLC”), and KCLLC is beneficially owned by Koch, Inc. The addresses of the principal office and principal business is 4111 East 37th Street North, Wichita, Kansas 67220. In each case by means of ownership of all voting equity instruments.